                                                     Page 1 of 14 Pages


                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
    ----------------------------------------------------------------------
                                  SCHEDULE 13G

           Information Statement pursuant to Rule 13d-1 and 13d-2

                             (AMENDMENT NO.  8  )*

                             Giant Group Ltd.
                  ---------------------------------------------
                                (NAME OF ISSUER)

                                  COMMON STOCK
                  ---------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)

                                    374503100
                  ---------------------------------------------
                                  (CUSIP NUMBER)
    ----------------------------------------------------------------------
    Check the following box if a fee is being paid with this statement :_:
    (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

    * The remainder of this cover page shall be filled out for a reporting person`s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

    The information required in the remainder of this cover page shall not be deemed to be 'filed' for the purpose of Section 18 of the Securities Exchange Act of 1934 ('Act') or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                       (CONTINUED ON FOLLOWING PAGE(S))

    |--------------------|                          |--------------------|
    |CUSIP NO. 374503100 |         13G              | Page 2 of 14 Pages |
    |--------------------|                          |--------------------|
    |--------------------------------------------------------------------|
    | 1|NAME OF REPORTING PERSON                                         |
    |  |AXA Assurances I.A.R.D. Mutuelle                                 |
    |  |                                                                 |
    |  |S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                |
    |  |                                                                 |
    |--|-----------------------------------------------------------------|
    | 2|CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *   (A) [ ]     |
    |  |                                                     (B) [X]     |
    |--|-----------------------------------------------------------------|
    | 3|SEC USE ONLY                                                     |
    |  |                                                                 |
    |  |                                                                 |
    |--|-----------------------------------------------------------------|
    | 4|CITIZENSHIP OR PLACE OF ORGANIZATION                             |
    |  |                                                                 |
    |  |France                                                           |
    |--------------------------------------------------------------------|
    |     NUMBER OF     |5|SOLE VOTING POWER                             |
    |      SHARES       | |          33,081                              |
    |   BENEFICIALLY    |-|----------------------------------------------|
    |      OWNED        |6|SHARED VOTING POWER                           |
    |      AS OF        | |               0                              |
    | December 31, 1993 |-|----------------------------------------------|
    |     BY EACH       |7|SOLE DISPOSITIVE POWER                        |
    |    REPORTING      | |          33,081                              |
    |     PERSON        |-|----------------------------------------------|
    |      WITH         |8|SHARED DISPOSITIVE POWER                      |
    |                   | |               0                              |
    |--------------------------------------------------------------------|
    | 9|AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON     |
    |  |                             33,081                              |
    |  |(Not to be construed as an admission of beneficial ownership)    |
    |--|-----------------------------------------------------------------|
    |10|CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN    |
    |  |SHARES *                                            |------|     |
    |  |                                                    |------|     |
    |--|-----------------------------------------------------------------|
    |11|PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                  |
    |  |                                                                 |
    |  |                                .6%                              |
    |--|-----------------------------------------------------------------|
    |12|TYPE OF REPORTING PERSON *                                       |
    |  |                                                                 |
    |  |                             IC                                  |
    |--------------------------------------------------------------------|

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

    |--------------------|                          |--------------------|
    |CUSIP NO. 374503100 |         13G              | Page 3 of 14 Pages |
    |--------------------|                          |--------------------|
    |--------------------------------------------------------------------|
    | 1|NAME OF REPORTING PERSON                                         |
    |  |AXA Assurances Vie Mutuelle                                      |
    |  |                                                                 |
    |  |S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                |
    |  |                                                                 |
    |--|-----------------------------------------------------------------|
    | 2|CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *   (A) [ ]     |
    |  |                                                     (B) [X]     |
    |--|-----------------------------------------------------------------|
    | 3|SEC USE ONLY                                                     |
    |  |                                                                 |
    |  |                                                                 |
    |--|-----------------------------------------------------------------|
    | 4|CITIZENSHIP OR PLACE OF ORGANIZATION                             |
    |  |                                                                 |
    |  |France                                                           |
    |--------------------------------------------------------------------|
    |     NUMBER OF     |5|SOLE VOTING POWER                             |
    |      SHARES       | |          33,081                              |
    |   BENEFICIALLY    |-|----------------------------------------------|
    |      OWNED        |6|SHARED VOTING POWER                           |
    |      AS OF        | |               0                              |
    | December 31, 1993 |-|----------------------------------------------|
    |     BY EACH       |7|SOLE DISPOSITIVE POWER                        |
    |    REPORTING      | |          33,081                              |
    |     PERSON        |-|----------------------------------------------|
    |      WITH         |8|SHARED DISPOSITIVE POWER                      |
    |                   | |               0                              |
    |--------------------------------------------------------------------|
    | 9|AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON     |
    |  |                             33,081                              |
    |  |(Not to be construed as an admission of beneficial ownership)    |
    |--|-----------------------------------------------------------------|
    |10|CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN    |
    |  |SHARES *                                            |------|     |
    |  |                                                    |------|     |
    |--|-----------------------------------------------------------------|
    |11|PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                  |
    |  |                                                                 |
    |  |                                .6%                              |
    |--|-----------------------------------------------------------------|
    |12|TYPE OF REPORTING PERSON *                                       |
    |  |                                                                 |
    |  |                             IC                                  |
    |--------------------------------------------------------------------|

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

    |--------------------|                          |--------------------|
    |CUSIP NO. 374503100 |         13G              | Page 4 of 14 Pages |
    |--------------------|                          |--------------------|
    |--------------------------------------------------------------------|
    | 1|NAME OF REPORTING PERSON                                         |
    |  |Alpha Assurances I.A.R.D. Mutuelle                               |
    |  |                                                                 |
    |  |S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                |
    |  |                                                                 |
    |--|-----------------------------------------------------------------|
    | 2|CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *   (A) [ ]     |
    |  |                                                     (B) [X]     |
    |--|-----------------------------------------------------------------|
    | 3|SEC USE ONLY                                                     |
    |  |                                                                 |
    |  |                                                                 |
    |--|-----------------------------------------------------------------|
    | 4|CITIZENSHIP OR PLACE OF ORGANIZATION                             |
    |  |                                                                 |
    |  |France                                                           |
    |--------------------------------------------------------------------|
    |     NUMBER OF     |5|SOLE VOTING POWER                             |
    |      SHARES       | |          33,081                              |
    |   BENEFICIALLY    |-|----------------------------------------------|
    |      OWNED        |6|SHARED VOTING POWER                           |
    |      AS OF        | |               0                              |
    | December 31, 1993 |-|----------------------------------------------|
    |     BY EACH       |7|SOLE DISPOSITIVE POWER                        |
    |    REPORTING      | |          33,081                              |
    |     PERSON        |-|----------------------------------------------|
    |      WITH         |8|SHARED DISPOSITIVE POWER                      |
    |                   | |               0                              |
    |--------------------------------------------------------------------|
    | 9|AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON     |
    |  |                             33,081                              |
    |  |(Not to be construed as an admission of beneficial ownership)    |
    |--|-----------------------------------------------------------------|
    |10|CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN    |
    |  |SHARES *                                            |------|     |
    |  |                                                    |------|     |
    |--|-----------------------------------------------------------------|
    |11|PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                  |
    |  |                                                                 |
    |  |                                .6%                              |
    |--|-----------------------------------------------------------------|
    |12|TYPE OF REPORTING PERSON *                                       |
    |  |                                                                 |
    |  |                             IC                                  |
    |--------------------------------------------------------------------|

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

    |--------------------|                          |--------------------|
    |CUSIP NO. 374503100 |         13G              | Page 5 of 14 Pages |
    |--------------------|                          |--------------------|
    |--------------------------------------------------------------------|
    | 1|NAME OF REPORTING PERSON                                         |
    |  |Alpha Assurances Vie Mutuelle                                    |
    |  |                                                                 |
    |  |S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                |
    |  |                                                                 |
    |--|-----------------------------------------------------------------|
    | 2|CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *   (A) [ ]     |
    |  |                                                     (B) [X]     |
    |--|-----------------------------------------------------------------|
    | 3|SEC USE ONLY                                                     |
    |  |                                                                 |
    |  |                                                                 |
    |--|-----------------------------------------------------------------|
    | 4|CITIZENSHIP OR PLACE OF ORGANIZATION                             |
    |  |                                                                 |
    |  |France                                                           |
    |--------------------------------------------------------------------|
    |     NUMBER OF     |5|SOLE VOTING POWER                             |
    |      SHARES       | |          33,081                              |
    |   BENEFICIALLY    |-|----------------------------------------------|
    |      OWNED        |6|SHARED VOTING POWER                           |
    |      AS OF        | |               0                              |
    | December 31, 1993 |-|----------------------------------------------|
    |     BY EACH       |7|SOLE DISPOSITIVE POWER                        |
    |    REPORTING      | |          33,081                              |
    |     PERSON        |-|----------------------------------------------|
    |      WITH         |8|SHARED DISPOSITIVE POWER                      |
    |                   | |               0                              |
    |--------------------------------------------------------------------|
    | 9|AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON     |
    |  |                             33,081                              |
    |  |(Not to be construed as an admission of beneficial ownership)    |
    |--|-----------------------------------------------------------------|
    |10|CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN    |
    |  |SHARES *                                            |------|     |
    |  |                                                    |------|     |
    |--|-----------------------------------------------------------------|
    |11|PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                  |
    |  |                                                                 |
    |  |                                .6%                              |
    |--|-----------------------------------------------------------------|
    |12|TYPE OF REPORTING PERSON *                                       |
    |  |                                                                 |
    |  |                             IC                                  |
    |--------------------------------------------------------------------|

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

    |--------------------|                          |--------------------|
    |CUSIP NO. 374503100 |        13G               | Page 6 of 14 Pages |
    |--------------------|                          |--------------------|
    |--------------------------------------------------------------------|
    | 1|NAME OF REPORTING PERSON                                         |
    |  |Uni Europe Assurance Mutuelle                                    |
    |  |                                                                 |
    |  |S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                |
    |  |                                                                 |
    |--|-----------------------------------------------------------------|
    | 2|CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *   (A) [ ]     |
    |  |                                                     (B) [X]     |
    |--|-----------------------------------------------------------------|
    | 3|SEC USE ONLY                                                     |
    |  |                                                                 |
    |  |                                                                 |
    |--|-----------------------------------------------------------------|
    | 4|CITIZENSHIP OR PLACE OF ORGANIZATION                             |
    |  |                                                                 |
    |  |France                                                           |
    |--------------------------------------------------------------------|
    |     NUMBER OF     |5|SOLE VOTING POWER                             |
    |      SHARES       | |          33,081                              |
    |   BENEFICIALLY    |-|----------------------------------------------|
    |      OWNED        |6|SHARED VOTING POWER                           |
    |      AS OF        | |               0                              |
    | December 31, 1993 |-|----------------------------------------------|
    |     BY EACH       |7|SOLE DISPOSITIVE POWER                        |
    |    REPORTING      | |          33,081                              |
    |     PERSON        |-|----------------------------------------------|
    |      WITH         |8|SHARED DISPOSITIVE POWER                      |
    |                   | |               0                              |
    |--------------------------------------------------------------------|
    | 9|AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON     |
    |  |                             33,081                              |
    |  |(Not to be construed as an admission of beneficial ownership)    |
    |--|-----------------------------------------------------------------|
    |10|CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN    |
    |  |SHARES *                                            |------|     |
    |  |                                                    |------|     |
    |--|-----------------------------------------------------------------|
    |11|PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                  |
    |  |                                                                 |
    |  |                                .6%                              |
    |--|-----------------------------------------------------------------|
    |12|TYPE OF REPORTING PERSON *                                       |
    |  |                                                                 |
    |  |                             IC                                  |
    |--------------------------------------------------------------------|

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

    |--------------------|                          |--------------------|
    |CUSIP NO. 374503100 |         13G              | Page 7 of 14 Pages |
    |--------------------|                          |--------------------|
    |--------------------------------------------------------------------|
    | 1|NAME OF REPORTING PERSON                                         |
    |  |AXA                                                              |
    |  |                                                                 |
    |  |S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                |
    |  |                                                                 |
    |--|-----------------------------------------------------------------|
    | 2|CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *   (A) [ ]     |
    |  |                                                     (B) [ ]     |
    |--|-----------------------------------------------------------------|
    | 3|SEC USE ONLY                                                     |
    |  |                                                                 |
    |  |                                                                 |
    |--|-----------------------------------------------------------------|
    | 4|CITIZENSHIP OR PLACE OF ORGANIZATION                             |
    |  |                                                                 |
    |  |France                                                           |
    |--------------------------------------------------------------------|
    |     NUMBER OF     |5|SOLE VOTING POWER                             |
    |      SHARES       | |          33,081                              |
    |   BENEFICIALLY    |-|----------------------------------------------|
    |      OWNED        |6|SHARED VOTING POWER                           |
    |      AS OF        | |               0                              |
    | December 31, 1993 |-|----------------------------------------------|
    |     BY EACH       |7|SOLE DISPOSITIVE POWER                        |
    |    REPORTING      | |          33,081                              |
    |     PERSON        |-|----------------------------------------------|
    |      WITH         |8|SHARED DISPOSITIVE POWER                      |
    |                   | |               0                              |
    |--------------------------------------------------------------------|
    | 9|AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON     |
    |  |                             33,081                              |
    |  |(Not to be construed as an admission of beneficial ownership)    |
    |--|-----------------------------------------------------------------|
    |10|CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN    |
    |  |SHARES *                                            |------|     |
    |  |                                                    |------|     |
    |--|-----------------------------------------------------------------|
    |11|PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                  |
    |  |                                                                 |
    |  |                                .6%                              |
    |--|-----------------------------------------------------------------|
    |12|TYPE OF REPORTING PERSON *                                       |
    |  |                                                                 |
    |  |                             HC                                  |
    |--------------------------------------------------------------------|

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

    |--------------------|                          |--------------------|
    |CUSIP NO. 374503100 |         13G              | Page 8 of 14 Pages |
    |--------------------|                          |--------------------|
    |--------------------------------------------------------------------|
    | 1|NAME OF REPORTING PERSON                                         |
    |  |THE EQUITABLE COMPANIES INCORPORATED                             |
    |  |                                                                 |
    |  |S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                |
    |  |13-3623351                                                       |
    |--|-----------------------------------------------------------------|
    | 2|CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *   (A) [ ]     |
    |  |                                                     (B) [ ]     |
    |--|-----------------------------------------------------------------|
    | 3|SEC USE ONLY                                                     |
    |  |                                                                 |
    |  |                                                                 |
    |--|-----------------------------------------------------------------|
    | 4|CITIZENSHIP OR PLACE OF ORGANIZATION                             |
    |  |                                                                 |
    |  |State of Delaware                                                |
    |--------------------------------------------------------------------|
    |     NUMBER OF     |5|SOLE VOTING POWER                             |
    |      SHARES       | |          33,081                              |
    |   BENEFICIALLY    |-|----------------------------------------------|
    |      OWNED        |6|SHARED VOTING POWER                           |
    |      AS OF        | |               0                              |
    | December 31, 1993 |-|----------------------------------------------|
    |     BY EACH       |7|SOLE DISPOSITIVE POWER                        |
    |    REPORTING      | |          33,081                              |
    |     PERSON        |-|----------------------------------------------|
    |      WITH         |8|SHARED DISPOSITIVE POWER                      |
    |                   | |               0                              |
    |--------------------------------------------------------------------|
    | 9|AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON     |
    |  |                             33,081                              |
    |  |                                                                 |
    |--|-----------------------------------------------------------------|
    |10|CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN    |
    |  |SHARES *                                            |------|     |
    |  |                                                    |------|     |
    |--|-----------------------------------------------------------------|
    |11|PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                  |
    |  |                                                                 |
    |  |                                 .6%                             |
    |--|-----------------------------------------------------------------|
    |12|TYPE OF REPORTING PERSON *                                       |
    |  |                                                                 |
    |  |                            HC                                   |
    |--------------------------------------------------------------------|

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

    Item 1(a) Name of Issuer:                         Page 9 of 14 Pages
              --------------
              Giant Group Ltd.

    Item 1(b) Address of Issuer's Principal Executive Offices:
              -----------------------------------------------
              Highway 453
              Harleyville, SC 29448


    Item 2(a) Name of Person Filing:
              ---------------------
              Alpha Assurances I.A.R.D. Mutuelle, Alpha Assurances
              Vie Mutuelle, AXA Assurances I.A.R.D Mutuelle, AXA Assurances Vie Mutuelle, and Uni Europe Assurance Mutuelle, as a group (collectively, the 'Mutuelles AXA')

              AXA

              The Equitable Companies Incorporated
                (the 'Equitable Companies')

    Item 2(b) Address of Principal Business Office:
              ------------------------------------
              Alpha Assurances I.A.R.D. Mutuelle and
              Alpha Assurances Vie Mutuelle
              101-100 Terrasse Boieldieu
              92042 Paris La Defense France

              AXA Assurances I.A.R.D Mutuelle and
              AXA Assurances Vie Mutuelle
              La Grande Arche
              Pardi Nord
              92044 Paris La Defense France

              Uni Europe Assurance Mutuelle
              24 Rue Drouot
              75009 Paris France

              AXA
              23, Avenue Matignon
              75008 Paris France

              The Equitable Companies Incorporated
              787 Seventh Avenue
              New York, New York 10019

                                                      Page 10 of 14 Pages


    Item 2(c) Citizenship:
              -----------
              Mutuelles AXA and AXA - France
              Equitable Companies - Delaware

    Item 2(d) Title of Class of Securities:
              ----------------------------
              Common Stock

    Item 2(e) CUSIP Number:
              ------------
              374503100

    Item 3.   Type of Reporting Person:
              ------------------------
              Equitable Companies as a parent holding company, in accordance with 240.13d-1 (b)(ii)(G).

              The Mutuelles AXA, as a group, acting as a parent holding company.

                                                    Page 11 of 14 Pages
    Item 4. Ownership as of December 31, 1993:
            ---------------------------------
    (a) Amount Beneficially Owned:
        -------------------------
          33,081 shares of common stock beneficially owned including:
                                                        No. of Shares
                                                    ---------------------
    The Mutuelles AXA, as a group                                       0
    AXA                                                                 0
    AXA Entity or Entities:  none
    ----------------------
    acquired solely for investment purposes:                            0

    (Each of the Mutuelles AXA, as a group, and AXA expressly declares that the filing of this Schedule 13G shall not be construed as an admission that it is, for purposes of Section 13(d) of the Exchange Act, the beneficial owner of any securities covered by this Schedule 13G).

    The Equitable Companies Incorporated                                0
    Subsidiaries:
    ------------
    The Equitable Life Assurance Society of
    the United States acquired solely for
    investment purposes:                                                0

    Alliance Capital Management L.P.
    acquired solely for investment purposes
    on behalf of client discretionary investment
    advisory accounts:
    Common stock                                      12,000       12,000
                                                 -----------
    Donaldson, Lufkin & Jenrette Securities
    Corporation held for investment purposes:
    Shares issuable upon conversion of
    Convertible debentures                            21,081       21,081
                                                 -----------
    Wood, Struthers & Winthrop Management Corp.
    acquired solely for investment purposes
    on behalf of client discretionary investment
    advisory accounts:                                                  0
                                                              -----------
    Total                                                          33,081
                                                              ===========
    (Each of the above subsidiaries of The Equitable operates under independent management and makes independent decisions).

    (B) Percent of Class:                                             .6%
        ----------------                                      ===========

    ITEM 4. Ownership as of December 31, 1993 (CONT.)   Page 12 of 14 Pages

       (c) Deemed Voting Power and Disposition Power:
           -----------------------------------------
                         (i)         (ii)          (iii)        (iv)
                        Deemed      Deemed        Deemed       Deemed
                        to have     to have       to have      to have
                        Sole Power  Shared Power  Sole Power   Shared Power
                        to Vote     to Vote       to Dispose   to Dispose
                        or to       or to         or to        or to
                        Direct      Direct        Direct the   Direct the
                        the Vote    the Vote      Disposition  Disposition
                        ----------  ------------  -----------  ------------

    The Mutuelles AXA,
        as a group               0             0            0             0

    AXA                          0             0            0             0

    AXA Entity or Entities:
    ----------------------
     NONE                        0             0            0             0

    The Equitable
    Companies
    Incorporated                 0             0            0             0

    Subsidiaries:
    ------------
    The Equitable
    Life Assurance
    Society of the
    United States                0             0            0             0

    Alliance Capital
    Management L.P.         12,000             0       12,000             0

    Donaldson, Lufkin
    & Jenrette
    Securities
    Corporation             21,081             0       21,081             0

    Wood, Struthers
    & Winthrop
    Management
    Corporation                  0             0            0             0
                        ----------  ------------  -----------  ------------
               TOTAL        33,081             0       33,081             0
                        ==========  ============  ===========  ============

  (Each of the above subsidiaries of the Equitable Companies operates under independent management and makes independent voting and investment decisions).

                                                      Page 13 of 14 Pages

    Item 5.
     Ownership of Five Percent or Less of a Class:
     ---------------------------------------------
     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.
                                                            (X)
    Item 6.
     Ownership of More than Five Percent on behalf of Another Person.  N/A
     ----------------------------------------------------------------
    Item 7.
     Identification and Classification of the Subsidiary which Acquired
     ------------------------------------------------------------------
     the Security Being Reporting on by the Parent Holding Company:
     -------------------------------------------------------------
     This Schedule 13G is being filed by the Mutuelles AXA, as a group, AXA, and Equitable Companies:

    ( ) in the Mutuelles AXAs' capacity, as a group, acting as a parent holding company with respect to the holdings of the following AXA entity or entities;

    ( ) in AXA's capacity as a parent holding company with respect to the holdings of the following AXA entity or entities:
         NONE

    (X) IN EQUITABLE COMPANIES capacity as a parent holding company with respect to the holdings of its following subsidiaries:

    ( ) THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES (13-5570651), an insurance company, a broker-dealer registered under Section 15 of the Securities and Exchange Act of 1934 and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940.

    (X) ALLIANCE CAPITAL MANAGEMENT L.P. (13-3434400), an investment adviser registered under Section 203 of the Investment Advisers Act of 1940.

    (X) DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION (13-2741729), a broker-dealer registered under Section 15 of the Securities Exchange Act of 1934 and an investment adviser registered under
         Section 203 of the Investment Advisers Act of 1940.

    ( ) WOOD, STRUTHERS & WINTHROP MANAGEMENT CORP. (13-2774791), an investment adviser registered under Section 203 of the Investment Advisers Act of 1940.

                                                      Page 14 of 14 Pages

    Item 8. Identification and Classification of Members of the Group.  N/A
            ---------------------------------------------------------

    Item 9.  Notice of Dissolution of Group:  N/A
             ------------------------------

    Item 10. Certification:
             -------------
         By signing below I certify that to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.



         Signature
         ---------
         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.





    Date: February 9, 1994           THE EQUITABLE COMPANIES INCORPORATED*




                                            /s/ Joanne T. Marren
                             --------------------------------------------
                                           Joanne T. Marren
                                            Vice President




    *Pursuant to the Joint Filing Agreement with respect to Schedule 13G attached hereto as Exhibit I, among The Equitable Companies Incorporated, Alpha Assurances I.A.R.D. Mutuelle, Alpha Assurances Vie Mutuelle, AXA Assurances I.A.R.D Mutuelle, AXA Assurances Vie Mutuelle, and Uni Europe Assurance Mutuelle, and AXA, this statement
    Schedule 13G is filed on behalf of each of them.